CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-114650), Form S-8 (No. 333-110769), Form S-8 (No. 333-105524), Form S-8 (No. 333-101130), Form S-8 (No. 333-102650), Form S-8 (No. 333-80443), Form S-8 (No. 333-47392), Form S-8 (No. 333-72894), Form S-8 (333-75872), Form S-8 (No. 333-82006), and Form S-8 (No. 333-69123) of Torvec, Inc. of our report dated April 13, 2006 (with respect to Note H[11](c), April 19, 2006) on our audit of the consolidated financial statements of Torvec, Inc. which is included in the annual report on Form 10-KSB for the year ended December 31, 2005.
/S/ EISNER LLP
New York, New York
April 14, 2006